Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lionsgate Studios Corp. for the registration of 157,869 shares of its common stock and to the incorporation by reference therein of our reports dated May 27, 2026, with respect to the consolidated financial statements of Lionsgate Studios Corp., and the effectiveness of internal control over financial reporting of Lionsgate Studios Corp., included in its Annual Report (Form 10-K) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 27, 2026